Exhibit 10.18

ALLIANT ENERGY CORPORATION
20__ EXECUTIVE PERFORMANCE PAY PLAN

PLAN OBJECTIVES
Alliant Energy Corporation’s (“Company”) compensation philosophy, in alignment with the performance culture, is designed to drive high performance and reward that performance competitively. This is done by developing total compensation programs, to include base salary and performance pay programs, which focus and align employees’ interests with those of our company, our shareowners, and our customers. The management team of the Company believes short-term performance pay not only serves a key role in employees’ total compensation, but also drives the results and successes of the company.

The Executive Performance Pay (“EXPP”) Plan is designed to engage employees and reward performance that is achieved above and beyond expectations by providing direct financial awards in the form of annual cash tied to the achievement of company financial, strategic, and operational goals, coupled with individual performance goals.

PLAN YEAR
The plan year is the fiscal year from _______ __, 20__ through ________ __, 20__ (“Plan Year”).

ELIGIBILITY
To be eligible to participate in the 20__ EXPP Plan, an employee must satisfy all of the following criteria:

1.	Employee of one of the following entities:

a.	Interstate Power and Light Company (IPL); or

b.	Wisconsin Power and Light Company (WPL); or

c.	Alliant Energy Corporate Services, Inc. (ServCo)

2.	Employee’s hire date is prior to October 1 of the Plan Year

3.	Employee is not represented by a bargaining unit entity on the last day of the Plan Year

4.	Employee is classified in a salary grade of E03 through E10, or EXE

5.	Employee status on the last day of the Plan Year is:

a.	active full time or part time; or

b.	terminated with the reason of “Retirement”, the retirement occurred during the Plan Year, and the employee satisfies the definition of “Retirement Eligible” on or before the date of termination; or

c.	terminated with the reason of “Elimination of Position” (involuntary termination without cause) and the termination occurred between October 1 and December 31 of the Plan Year; or

d.	terminated with the reason of “Elimination of Position” or “Voluntary Termination” and the employee satisfies the definition of “Retirement Eligible” on or before the date of termination; or

e.	terminated due to participant death

6.	Employee is in general good standing with the Company

Retirement Eligible: Employees who are retirement eligible shall mean the employee has reached age 55 and the employee’s age, in whole years, added to the number of whole years of the employee’s continuous employment with the Company total 65 or greater.

PERFORMANCE PAY TARGETS
Each employee is assigned a performance pay classification and a target performance pay percent. All participants in a particular performance pay classification will have a performance pay target within the stated range. The classifications and target performance pay percentages for executive officers of the company are determined by the Compensation and Personnel Committee (“CPC”) of the Company’s Board of Directors. The classifications and target performance pay percentages for all other participants in the Plan are determined by the Company’s chief executive officer.

SHORT-TERM PERFORMANCE PAY POOL
The short-term performance pay pool varies from __ percent to __ percent of the total performance pay targets. The funding level of the pool (__-__%) is determined by the achievement of corporate results at the end of the Plan Year.

CORPORATE PERFORMANCE MEASURES
The EXPP Plan uses corporate performance measures to calculate performance pay awards. These include:

Corporate Financial Performance Measure

1.	Consolidated Earnings Per Share (“EPS”) from Continuing Operations

Corporate Operational Performance Measures

2.	Diversity

3.	Safety

4.	Customer Satisfaction

5.	Environmental

6.	Reliability

FUNDING OF THE POOL
The performance pay pool is funded based on the achievement of one financial metric and five operational metrics. The consolidated EPS metric funds the pool on a step basis. The operational metrics fund the pool independent of financial performance on a sliding scale from __% to __% of target.

PAYMENT OF PERFORMANCE PAY AWARD EARNED
At the end of the Plan Year, individual performance is evaluated and corporate results are compiled and audited. The results achieved by the Company determine whether the performance pay pool will be funded and to what level. The results achieved by the individual factor into the final performance pay award earned if the performance pay pool is funded.

The full range of the performance pay award payout for an individual is __-__% of their target performance pay percent. This award range is based upon the calculation of the performance pay award factors, including corporate performance measures and the individual performance pay score.

AWARD PAYMENT
Performance pay awards are calculated based upon the participant’s annualized base salary as of the end of the Plan Year (12/31), adjusted for any applicable proration’s (as described below). Eligible participants will receive payment of earned awards no later than March 15 following the end of the Plan Year, unless such payment is deferred in accordance with the terms of the Alliant Energy Deferred Compensation Plan, as amended from time to time. Achievement of the goals that determine the funding of the performance pay pool is subject to approval by the CPC. All awards from the EXPP Plan are subject to state and federal taxes and social security withholdings. EXPP Plan awards are not 401(k) eligible.

Phased Retirement Calculation: For employees who have changed to a less than full-time status in anticipation of retirement, the award payment is calculated based on the participant’s actual base earnings (excluding overtime) during the Plan Year, rather than their annualized base salary at the end of the Plan Year.

PRORATED AWARDS
Individual award adjustments may occur under the following circumstances:

Employment/Re-employment: Employees who begin in the EXPP Plan after the start of the Plan Year but prior to October 1 will receive a prorated award based on the number of months participating in the EXPP Plan during the Plan Year. The award proration will be based on the date of hire/re-hire and does not include any months an employee participated in the EXPP Plan prior to hire/re-hire.

Participant Transfer: Employees participate in the plan in which they are eligible for at the end of the Plan Year. The Company does not typically prorate awards between Company-sponsored plans (e.g., bargaining and non-bargaining unit plans, EXPP Plans, Director Performance Pay and Employee Performance Pay Plans). However, if an employee transfer occurs October 1 through December 31 of the Plan Year, the employee may receive an award on a pro rata basis for time worked under each plan during the Plan Year based on CPC discretion.

Employee Status Change: If an employee’s status changes from regular to long-term disabled during the Plan Year, the participant is considered not eligible for a performance pay award. However, the employee may receive an award on a pro rata basis for time worked during the Plan Year based on CPC discretion.

Termination of Employment: If an employee’s status is termination, satisfies the eligibility criteria (as described under “Eligibility”) and termed in good standing, the employee will receive a prorated award based on the number of months worked during the Plan Year. The individual performance pay score for eligible terminated employees is calculated at 100%.

CLAW-BACK PROVISION
If the Company’s financial statements are the subject of a restatement due in whole or in part to gross negligence, intentional misconduct or fraud, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess performance pay awards paid under the EXPP Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document containing the financial information required to be restated from executive officers of the Company for the relevant performance periods. For purposes of this EXPP Plan, excess performance pay award means the positive difference, if any, between (i) the award paid to the executive officer and (ii) the award that would have been paid to the executive officer had the award been calculated based on the Company’s financial statements as restated. The Company will not be required to award executive officers an additional performance pay award should the restated financial statements result in a higher performance pay award.

PLAN ADMINISTRATION
The CPC has the right to amend or terminate the EXPP Plan at any time.

Nothing contained in this EXPP Plan shall:

1.	confer upon any employee any right with respect to continuation of employment with the Company;

2.	interfere in any way with the right of the Company to terminate his or her employment at any time; or

3.	confer upon any employee or any other person any claim or right to any distribution under the EXPP Plan except in accordance with its terms.

No right or interest of any participant in the EXPP Plan shall, prior to actual payment or distribution to such participant, be assignable or transferable in whole or in part, either voluntarily or by operations of law or otherwise, or be subject to payment of debts of any participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.